Exhibit 10.4

DISTRIBUTION REINVESTMENT PLAN

OF

MSD Investment Corp.

Effective as of January 1, 2022

MSD Investment Corp., a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to cash distributions declared by its Board of Directors (the “Board”) on shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

1. Unless a stockholder specifically elects to have any portion of its distributions reinvested by the Company in the Company’s Common Stock pursuant to paragraph 3 below, all distributions hereafter declared by the Board shall be paid in cash to each stockholder, and no action shall be required on such stockholder’s part to receive such cash.

2. Such cash distributions shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board to stockholders of record at the close of business on the record date(s) established by the Board for the cash distribution involved.

3. A stockholder may elect to have any portion of its distributions reinvested. To exercise this option, such stockholder shall notify the Company and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (referred to as the “Plan Administrator”), in writing (using the form of notice set forth as an appendix to the Subscription Agreement signed by such stockholder or any other form of notice as distributed to such stockholder by the Company) so that such notice is received by the Plan Administrator no later than ten (10) days prior to the record date fixed by the Board for the first distribution such stockholder wishes to be reinvested in the Company’s Common Stock. Such election shall remain in effect until the stockholder shall notify the Plan Administrator in writing of such stockholder’s desire to change its election, which notice shall be delivered to the Plan Administrator no later than ten (10) days prior to the record date fixed by the Board for the first distribution for which such stockholder wishes its new election to take effect.

4. Prior to the initial public offering of the Company’s Common Stock, the Company intends to use primarily newly issued shares of its Common Stock to implement the Plan. The number of shares of Common Stock to be issued to a stockholder that has elected to have its distributions in reinvested in accordance with paragraph 3 above (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the net asset value per share of the Company’s Common Stock as of the last day of the Company’s fiscal quarter immediately preceding the date such distribution was declared (the “Reference NAV”); provided that in the event a distribution is declared on the last day of a fiscal quarter, the Reference NAV shall be deemed to be the net asset value per share of the Company’s Common Stock as of such day.

5. Shares of Common Stock issued pursuant to the Plan in connection with any cash distribution shall be issued to each Participant (i) in the event that the applicable Reference NAV has been approved by the Company’s Board of Directors (or a committee thereof) prior to the Payment Date of such cash distribution, on the Payment Date or (ii) otherwise, promptly upon the date such approval has been provided by the Company’s Board of Directors. All shares of Common Stock issued pursuant to the Plan shall be issued in non-certificated form and shall be credited to such Participant on the books and records of the Company.

6. The Plan Administrator will confirm to each Participant each issuance of shares of Common Stock made to such Participant pursuant to the Plan as soon as practicable following the date of such issuance.

7. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. There will be no brokerage charges or other charges to stockholders who participate in the Plan.

8. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least thirty (30) days prior to the effectiveness of such termination.

9. These terms and conditions may be amended or supplemented by the Company at any time. Any such amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator as agreed to by the Company.

10. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors.

11. These terms and conditions shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.

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